Infinity Property and Casualty Reports Continued Strong Underwriting Results

Birmingham, Alabama – November 5, 2009 – Infinity Property and Casualty Corporation (NASDAQ:  IPCC), a national provider of personal automobile insurance, today reported results for the three and nine months ended September 30, 2009:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share amounts and ratios)	2009	2008	% Change	2009	2008	% Change

Gross written premiums	$212.6	$222.9	(4.6)%	$649.9	$703.9	(7.7)%
Revenues	$210.4	$233.8	(10.0)%	$658.7	$730.9	(9.9)%

Net earnings	$8.2	$4.4	88.2%	$35.9	$30.5	17.8%
Net earnings per diluted share	$0.60	$0.28	114.3%	$2.58	$1.90	35.8%
Operating earnings (1)	$19.8	$16.0	23.7%	$53.0	$45.3	16.9%
Operating earnings per diluted share (1)	$1.44	$1.03	39.8%	$3.80	$2.82	34.8%

Underwriting income (1)	$22.2	$15.1	46.8%	$55.8	$38.6	44.4%
Combined ratio	89.5%	93.5%	(4.0) pts	91.3%	94.5%	(3.2) pts

Return on equity	5.7%	3.0%	2.7 pts	8.6%	7.0%	1.6 pts
Operating income return on equity (1)	13.7%	11.0%	2.7 pts	12.6%	10.4%	2.2 pts

Book value per share				$43.56	$37.05	17.6%
Debt to total capital				25.2%	26.4%	(1.2) pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Net and operating earnings increased during the third quarter of 2009 as compared with the same period in 2008 primarily as a result of favorable development on prior accident period loss and loss adjustment reserves.

Gross written premiums declined 4.6% and 7.7% during the three and nine months ended September 30, 2009, respectively, as compared with the same periods in 2008, but were up 1.3% during the month of September as compared with September 2008.  The premium growth in September represents the first time the company has seen premium growth on a countrywide basis since August 2007.  Premiums for the quarter were down primarily from a decline in gross written premiums in Arizona, Florida, Georgia and the Classic Collector program.  Partially offsetting these premium declines was premium growth in California, Illinois, Pennsylvania and the Commercial Vehicle program.

Earnings and underwriting income for the three and nine months ended September 30, 2009, include $13.2 million, pre-tax ($0.62 per diluted share after-tax) and $33.4 million, pre-tax ($1.56 per diluted share after-tax), respectively, of favorable development on prior accident period loss and loss adjustment expense reserves, primarily from accident years 2006 and 2007.  This compares with $1.3 million, pre-tax ($0.05 per diluted share after-tax), and $13.5 million, pre-tax ($0.55 per diluted share after-tax), respectively, of favorable development for the three and nine months ended September 30, 2008.

During the third quarter and first nine months of 2009, Infinity recorded $11.0 million, pre-tax, ($0.80 per diluted share after-tax) and $19.4 million, pre-tax, ($1.39 per diluted share after-tax), respectively, of other-than-temporary impairment charges on fixed income securities.  During the third quarter and first nine months of 2008, Infinity recorded $13.8 million, pre-tax, ($0.89 per diluted share after-tax) and $21.5 million, pre-tax, ($1.34 per diluted share after-tax), respectively, of other-than-temporary impairment charges on fixed income securities.

Catastrophe losses during the third quarter and first nine months of 2009 totaled $0.4 million, pre-tax ($0.02 per diluted share after-tax) and $0.6 million, pre-tax ($0.03 per diluted share after-tax), respectively.  Catastrophe losses during the third quarter and first nine months of 2008 totaled $1.3 million, pre-tax ($0.06 per diluted share after-tax) and $1.8 million, pre-tax ($0.07 per diluted share after-tax), respectively, including $1.1 million from Hurricane Ike.

2009 Earnings Guidance
As a result of better than expected underwriting results in the third quarter, Infinity is increasing its operating earnings guidance to $4.40 - $4.65 per diluted share from $3.75 - $4.25 per diluted share.  The revised guidance assumes gross premiums for the twelve months ended December 31, 2009 decline between 5.0% and 7.5% as compared with the prior year and an accident year combined ratio, which excludes favorable development on prior accident period loss and loss adjustment expense reserves, between 96.0% and 97.0%.

Share and Debt Repurchase Program
During the third quarter of 2009, Infinity repurchased 37,800 shares at an average price, excluding commissions, of $38.80.  Infinity did not repurchase any outstanding debt during the third quarter of 2009.  Infinity has $49.6 million of capacity left under its share and debt repurchase program, which expires December 31, 2010.

Forward-Looking Statements
This press release, notably “2009 Earnings Guidance”, contains certain statements that may be deemed to be “forward-looking statements”. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “assumes”, “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by Infinity include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio including other-than-temporary impairments for credit losses, rising loss cost trends, actions of competitors and natural disasters. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
The Company will hold a conference call to discuss third quarter 2009 results at 11:00 a.m. (ET) today, November 5.   There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-713-4214 and providing the confirmation code 25322592.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, November 12, 2009. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 85126889.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately two hours following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS)
(unaudited)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2009	2008	2009	2008
Revenues:
Earned premiums	$210.3	$231.1	$638.7	$699.5
Net investment income	12.1	14.1	37.9	44.2
Net realized losses on investments(1)	(12.1)	(11.6)	(18.1)	(14.8)
Other income	0.0	0.2	0.1	1.9
Total revenues	210.4	233.8	658.7	730.9

Costs and Expenses:
Loss and loss adjustment expenses (2)	141.1	164.9	443.2	500.3
Commissions and other underwriting expenses	47.1	51.1	139.8	160.6
Interest expense	2.8	2.8	8.3	8.3
Corporate general and administrative expenses	1.6	1.7	5.2	5.5
Restructuring charge	-	0.1	0.0	0.5
Other expenses	0.4	1.2	1.8	4.0
Total costs and expenses	192.9	221.8	598.2	679.2

Earnings before income taxes	17.4	12.0	60.4	51.7
Provision for income taxes	9.2	7.7	24.5	21.2
Net earnings	$8.2	$4.4	$35.9	$30.5

Earnings per common share:
Basic	$0.61	$0.29	$2.62	$1.93
Diluted	$0.60	$0.28	$2.58	$1.90

Average number of common shares:
Basic	13.534	15.260	13.713	15.838
Diluted	13.753	15.499	13.921	16.066

Cash dividends per common share	$0.12	$0.11	$0.36	$0.33

Note:  Columns may not foot due to rounding

Notes:
(1) Net realized gains (losses) before impairment losses	$(1.1)	$2.2	$1.3	$6.7

Total other-than-temporary impairment (OTTI) losses	(0.3)	(13.8)	(11.8)	(21.5)
Non-credit portion recognized in other comprehensive income	-	n/a	3.8	n/a
OTTI losses reclassed from other comprehensive income	(10.8)	n/a	(11.3)	n/a
Net impairment losses recognized in net earnings	(11.0)	(13.8)	(19.4)	(21.5)
Total net realized losses on investments	$(12.1)	$(11.6)	$(18.1)	$(14.8)

(2)
Loss and loss adjustment expenses for the three and nine months ended September 30, 2009, include $13.2 million and $33.4 million, pre-tax, of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.  Included in the favorable development for the three and nine months ended September 30, 2009 is $2.4 million and $2.6 million, pre-tax respectively, related to the cancellation of non-escheatable claim checks that accumulated over several periods.

Loss and loss adjustment expenses for the three and nine months ended September 30, 2008, include $1.3 million and $13.5 million, pre-tax, of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)
	September 30, 2009 (unaudited)	June 30, 2009 (unaudited)	December 31, 2008 (audited)
Assets:
Investments:
Fixed maturities, at fair value	$1,134.8	$1,045.5	$1,032.2
Equity securities, at fair value	39.4	32.3	31.2
Total investments	1,174.2	1,077.9	1,063.4
Cash and cash equivalents	104.2	122.2	109.3
Accrued investment income	10.2	10.3	11.0
Agents’ balances and premiums receivable	309.7	306.6	300.8
Property, plant and equipment (net of depreciation)	29.7	30.7	33.3
Prepaid reinsurance premiums	1.9	1.8	1.7
Recoverables from reinsurers	18.4	20.0	23.4
Deferred policy acquisition costs	71.2	71.2	70.1
Current and deferred income taxes	13.2	28.0	20.9
Receivable for securities sold	2.3	-	-
Prepaid expenses, deferred charges and other assets	8.4	9.1	14.8
Goodwill	75.3	75.3	75.3
Total assets	$1,818.7	$1,753.2	$1,723.9

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$532.0	$534.0	$544.8
Unearned premiums	388.0	387.0	380.4
Payable to reinsurers	-	-	1.0
Long-term debt	199.6	199.6	199.6
Commissions payable	23.5	22.9	22.6
Payable for securities purchased	36.9	1.6	0.3
Accounts payable, accrued expenses and other liabilities	46.0	47.9	50.0
Total liabilities	1,226.0	1,192.9	1,198.6

Shareholders’ Equity:
Common stock	21.1	21.0	21.0
Additional paid-in capital	343.7	342.9	341.9
Retained earnings (1)	508.1	501.5	439.1
Accumulated other comprehensive income (loss), net of tax	22.9	(3.6)	6.0
Treasury stock, at cost (2)	(303.2)	(301.7)	(282.6)
Total shareholders’ equity	592.7	560.2	525.3
Total liabilities and shareholders’ equity	$1,818.7	$1,753.2	$1,723.9

Shares outstanding	13.605	13.626	14.146
Book value per share	$43.56	$41.11	$37.14
Note:  Columns may not foot due to rounding

Notes:
(1)
The change in retained earnings from June 30, 2009 is a result of net income of $8.2 million less shareholder dividends of $1.6 million.  The change in retained earnings from December 31, 2008 is a result of net income of $35.9 million less shareholder dividends of $5.0 million and a reclass made in the second quarter of 2009 of ($38.1) million, after-tax, from retained earnings to accumulated other comprehensive income (loss) for the non-credit portion of other-than-temporary impairment losses previously recognized in retained earnings.

(2)
Infinity repurchased 37,800 common shares during the third quarter of 2009 at an average per share price, excluding commissions, of $38.80.  Infinity repurchased 578,800 common shares during the first nine months of 2009 at an average per share price, excluding commissions, of $35.53.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net earnings, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned.  Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

(in millions, except EPS)	2009	2008	2009	2008

Earned premiums	$210.3	$231.1	$638.7	$699.5
Loss and loss adjustment expenses	(141.1)	(164.9)	(443.2)	(500.3)
Commissions and other underwriting expenses	(47.1)	(51.1)	(139.8)	(160.6)
Underwriting income	22.2	15.1	55.8	38.6

Net investment income	12.1	14.1	37.9	44.2
Other income	0.0	0.2	0.1	1.9
Interest expense	(2.8)	(2.8)	(8.3)	(8.3)
Corporate general and administrative expenses	(1.6)	(1.7)	(5.2)	(5.5)
Restructuring charge	-	(0.1)	(0.0)	(0.5)
Other expenses	(0.4)	(1.2)	(1.8)	(4.0)
Pre-tax operating earnings	29.5	23.6	78.5	66.5
Provision for income taxes	(9.7)	(7.6)	(25.6)	(21.2)
Operating earnings, after-tax	19.8	16.0	53.0	45.3

Realized gains (losses) on investments, pre-tax	(12.1)	(11.6)	(18.1)	(14.8)
Provision for income taxes	4.2	4.1	6.3	5.2
Increase in provision for tax valuation allowance	(3.7)	(4.1)	(5.3)	(5.2)
Realized gains (losses) on investments, net of tax	(11.6)	(11.6)	(17.0)	(14.8)
Net earnings	$8.2	$4.4	$35.9	$30.5

Operating earnings per share – diluted	$1.44	$1.03	$3.80	$2.82
Realized gains (losses) on investments, net of tax	(0.57)	(0.49)	(0.84)	(0.60)
Increase in provision for tax valuation allowance	(0.27)	(0.26)	(0.38)	(0.32)
Net earnings per share - diluted	$0.60	$0.28	$2.58	$1.90

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

Source:	Infinity Property & Casualty Corporation

Contact:	Amy Jordan
amy.jordan@ipacc.com
Investor Relations
(205) 803-8186